PRESS RELEASE

Grange National Banc Corp.
FOR MORE INFORMATION, CONTACT
Thomas A. McCullough, President
Grange National Bank
570-836-2100

FOR IMMEDIATE RELEASE

             "Grange National Banc Corp. Reports Increased Earnings"


Tunkhannock, Pennsylvania, July 15, 2003, Grange National Banc Corp. (OTC Bulletin Board: GRGN), the holding company for Grange National Bank, Laceyville, Pennsylvania, today reported net income of $2,111,755 for the six months ended June 30, 2003, compared to $1,761,000 for the six months ended June 30, 2002 resulting in basic earnings per share of $1.29, and $1.09, respectively, an increase of 18% over the prior year. Return on average equity for the six months ended June 30, 2003 was 16.11% and return on average assets was 1.53%.

Grange National Banc Corp. had 1,636,054 shares of common stock outstanding with total shareholders' equity of approximately $26,000,000 and total assets of over $280,000,000 as of June 30, 2003. Grange National Bank is a financial services company with 12 full service offices in Wyoming, Susquehanna, Lackawanna, Luzerne and Bradford Counties, providing banking, insurance, and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Ferris, Baker, Watts, Inc., 800-638-7411; Ryan Beck & Co.., LLC, 800-223-8162; Boenning & Scattergood & Co., 800-842-8928; and Sandler O'Neill & Co. 800-635-6855

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.